RenaissanceRe Finalizes Previously Announced Settlement of SEC Investigation

Pembroke, Bermuda, February 6, 2007 – RenaissanceRe Holdings Ltd. (NYSE:RNR) said today that the Securities and Exchange Commission ("SEC") had accepted the company’s previously announced offer of settlement in connection with the SEC's investigation relating to the Company's restatement of its financial statements for the years ended December 31, 2001, 2002 and 2003. The terms of the settlement are unchanged from the settlement-in-principle originally announced on July 31, 2006.

“We are pleased to have put this difficult chapter in our company’s history behind us,” said Neill A. Currie, Chief Executive Officer.  “Throughout the settlement process, a transition of leadership at the company and a volatile market environment, our company continued to serve its clients and deliver value to shareholders on an uninterrupted basis.  We also cooperated fully with all authorities in their investigations.  We want to express our gratitude for the support provided to us during this period.  RenRe will continue to demonstrate leadership in the months and years ahead as a company that strives to operate with the highest level of integrity at every level.”

Under the settlement, as previously disclosed, the Company has consented, without admitting or denying any wrongdoing, to entry of a final judgment enjoining future violations of certain provisions of the federal securities laws and ordering the Company to pay disgorgement of $1 and a civil penalty of $15 million. The Company will retain an independent consultant to review certain of the Company's internal controls, policies and procedures as well as the design and implementation of the prior review conducted by the independent counsel who reported to the non-executive members of the Company's Board of Directors, and the procedures performed by the Company's auditors in connection with their audit of the Company's financial statements for the fiscal year ended December 31, 2004. The amount of the monetary penalty has been previously provided for.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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Investor Contact:

Media Contact:
RenaissanceRe Holdings Ltd.

Kekst and Company
Todd R. Fonner

David Lilly or Dawn Dover
Senior Vice President and Treasurer

212-521-4800

441-239-4801

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